Exhibit 99.1

For release: May 14, 2013, 6:00 a.m. EDT	Contact:	Jack Isselmann, Public Relations
Mark Rittenbaum, Investor Relations
Ph: (503) 684-7000

Greenbrier to retire $52.9 million of Convertible Senior Notes

Action furthers strategic initiative to reduce capital employed and pay down debt

Lake Oswego, Oregon, May 14, 2013 – The Greenbrier Companies, Inc. (NYSE:GBX) (“Greenbrier” or the “Company”) today announced the expected retirement of $52.9 million of the Company’s $67.7 million outstanding 2.375% Convertible Senior Notes due 2026 (the “Notes”). This action furthers Greenbrier’s strategic initiatives, previously announced on April 4, 2013, which include reducing capital employed in its operations and paying down debt. The Company will use cash generated from operations and borrowings on its existing revolving credit facilities to purchase the Notes. It is being done pursuant to the terms of the Notes which require Greenbrier to purchase all of the Notes validly tendered (the “Put Option”) at a price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest up to, but not including, May 15, 2013 (the “Purchase Date”). The Put Option expired at 5:00 p.m. Eastern Time, on May 13, 2013 (the “Expiration Date”).

As of the Expiration Date, Notes in an aggregate principal amount of $52.9 million were validly surrendered and not validly withdrawn pursuant to the Put Option. Holders may still withdraw any Notes previously surrendered for purchase at any time prior to 5:00 p.m., Eastern Time, today. The aggregate purchase price for all Notes validly tendered for purchase pursuant to the Put Option as of the Expiration Date is $53.5 million, which includes $52.9 million for payment of the aggregate principal amount and $0.6 million for payment of accrued and unpaid interest. Greenbrier will accept for purchase all such Notes, which are not validly withdrawn by 5:00 p.m. today, on the Purchase Date. Greenbrier expects that the settlement date for the Put Option will be May 16, 2013.

On April 4, 2013, Greenbrier revealed strategic plans to increase gross margins by at least 200 basis points and reduce capital employed in its operations by at least $100 million by no later than the end of its fiscal 2014. Planned actions to reduce capital employed include: (i) fixing, selling or closing non-core or underperforming operations in our Wheel Services, Refurbishment & Parts Segment; (ii) reducing working capital and (iii) refining our leasing model to take assets and debt off the balance sheet in a tax-efficient manner. The Company intends to redeploy this liberated capital to invest in new opportunities, pay down debt, or return to shareholders. Greenbrier intends to provide periodic updates on additional progress on these strategic initiatives when it releases its quarterly results and otherwise when progress reports are warranted or required.

U.S. Bank National Association is acting as paying agent for the Put Option. Copies of the Issuer Put Right Notice and additional information relating to the Put Option may be obtained from U.S. Bank National Association by calling 1-800-934-6802.

About Greenbrier Companies

Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its four manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,200 railcars, and performs management services for approximately 225,000 railcars.

This release may contain forward-looking statements. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “designed to,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies, production of new railcar types, or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

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